UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2026

SkinHealth Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39565	85-1908962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3600 E. Burnett Street
Long Beach, CA
(Address of principal executive offices)

90815
(Zip Code)
(800) 603-4996
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SKIN	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

On May 6, 2026, SkinHealth Systems Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report the termination of Ronald Menezes’ employment as Chief Revenue Officer of the Company without cause. This Amendment No. 1 on Form 8-K/A is being filed to supplement the disclosure contained in Item 5.02 of the Original Form 8-K, including the provision of the executed Severance and General Release Agreement entered into by and among Hydrafacial LLC, SkinHealth Systems Inc., and Mr. Menezes (the “Separation Agreement”). The Original Form 8-K otherwise remains unchanged.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Revenue Officer Departure

On May 5, 2026, the Board of Directors of the Company terminated Ronald Menezes’ employment as Chief Revenue Officer of the Company without cause, effective as of May 6, 2026. Mr. Menezes’ termination was not a result of any disagreement with the Company on any matter relating to the Company’s financial reporting, operations, policies or practices.

On May 15, 2026, the parties entered into the Separation Agreement in connection with Mr. Menezes’ termination from his position as Chief Revenue Officer of the Company. Pursuant to the Separation Agreement, Mr. Menezes’ position with the Company terminated effective May 6, 2026 (the “Separation Date”).

Pursuant to the Separation Agreement, and conditioned upon Mr. Menezes’ execution of the required release, non-revocation of the Separation Agreement, and compliance and continued compliance with the terms of the Separation Agreement, Mr. Menezes will receive: (i) total cash severance of $463,000, payable bi-weekly, in accordance with the Company’s standard payroll practices (including standard withholding and authorized deductions), for a period of twelve (12) months beginning on the Separation Date; and (ii) a 2026 pro-rata annual bonus, as defined in The Beauty Health Company Amended and Restated Executive Severance Plan, effective March 1, 2024, calculated as a pro-rata amount of the annual bonus to which Mr. Menezes would have been entitled absent the termination of his employment, based on his employment in 2026 through May 6, 2026, and payable when the annual bonus is normally paid to employees of the Company in March 2027 (collectively, the “Severance Benefits”).

The Separation Agreement further provides that commencing on the first day of the month following the Separation Date, Mr. Menezes may elect to continue his health, dental, and vision benefits under the Company's group health plans under COBRA continuation coverage. If Mr. Menezes timely submits an election to continue coverage under COBRA, the Company will reimburse the employer portion of COBRA premium payments during the period that Mr. Menezes receives the Severance Benefits.

As consideration for the Severance Benefits, Mr. Menezes agreed to release all claims against the Company and related releasees arising out of or in any way connected with Mr. Menezes’ employment relationship with the Company or his separation from employment. Mr. Menezes is also subject to ongoing covenants relating to proprietary information, confidentiality of Company information, return of Company property, confidentiality of the terms of the Separation Agreement, non-disparagement, and a one-year covenant against soliciting Company employees to resign from the Company and work for a competitor of the Company.

The foregoing description of the Separation Agreement is not complete and is subject to and qualified in its entirety by reference to the Separation Agreement, a copy of which is filed with this Current Report on Form 8-K/A as Exhibit 10.1, and the terms of which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Severance and General Release Agreement, entered into May 15, 2026, by and among Hydrafacial LLC, SkinHealth Systems Inc., and Ronald Menezes
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2026	SkinHealth Systems Inc.

	By:	/s/ Michael Monahan
	Name:	Michael Monahan
	Title:	Chief Financial Officer